HUDSON UNITED BANCORP
                            1000 MacArthur Boulevard
                                Mahwah, NJ 07430





September 21, 1999




Dear Hudson United Shareholder:


On September 15, 1999, we announced an agreement to merge with Dime Bancorp, Inc. In light of that development, we plan to adjourn our September 30 special shareholders meeting to vote on the Hudson United - JeffBanks merger before conducting any business at the meeting. The adjournment will permit us to prepare and send you a supplement to the proxy statement-prospectus containing additional information, and will give you an opportunity to consider that information before finalizing your vote. As soon as possible, we will set a date to reconvene the meeting and send you the supplement proxy materials. We thank you for your patience and support.


Very truly yours,



KENNETH T. NEILSON
Chairman, President & CEO